EXHIBIT (9)(b)

Consent of Counsel

[Sutherland Asbill & Brennan Letterhead]

April 11, 2012

Board of Directors

Transamerica Financial Life Insurance Company

Separate Account VA YNY

4333 Edgewood Road, NE

Cedar Rapids, IA. 52499-0001

RE:	Separate Account VA YNY

Flexible Premium Variable Annuity - N

File No. 333-147041/811-22138

Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information contained in Post-Effective Amendment No. 10 to the Registration Statement to Form N-4 (File No. 333-147041) of the Separate Account VA YNY filed by Transamerica Financial Life Insurance Company with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

Sutherland Asbill & Brennan LLP

By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy, Esq.